Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), dated as of the 20th, day of October ,2005 (the “Effective Date”), is by and between Empire State Bank, NA, a national banking association (“ESB”), and Arthur Budich (the “Executive”).  ESB and the Executive are sometimes collectively referred to herein as the “parties.”

WHEREAS, the Executive has been actively involved in the organization of ESB; and

WHEREAS, ESB desires to hire the Executive to serve ESB in an executive capacity;

WHEREAS, ESB and the Executive desire to enter into an Employment Agreement upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises and of the covenants and agreements herein provided, the parties agree as follows:

1.

Term of Employment.

1.1.

ESB hereby employs the Executive, and the Executive hereby accepts employment with ESB, in accordance with the terms and conditions hereof, for a term commencing on the date of this Agreement and continuing for a period of three years (the “Employment Period”), unless sooner terminated as hereinafter provided; provided, however, that unless terminated as described in this Agreement, the Employment Period shall automatically renew on each anniversary of the Effective Date for an additional year so that the remaining term shall be three years.

1.2.

In the event of a Change in Control (as defined in Section 5.4 of this Agreement), the Employment Period shall no longer be applicable, and the term of this Agreement shall be deemed amended such that the Executive’s period of employment shall be automatically extended to the third anniversary of the date on which such Change in Control occurs (the “Revised Employment Period”), and shall be further extended automatically for one additional day each day following such Change in Control, unless either the Executive or ESB elects not to extend the Revised Employment Period further by giving written notice thereof to the other party, in which case the Revised Employment Period shall become fixed and shall end on the third anniversary of such written notice.

2.

Duties

2.1.

During the Employment Period and the Revised Employment Period, the Executive shall be the Chief Financial Officer of ESB and shall have such duties, responsibilities and powers as are customary and appropriate for such office, including without limitation, keeping ESB’s Board of Directors fully informed of his activities.

2.2.

During the Employment Period and the Revised Employment Period, the Executive shall devote his entire business time, energies, best efforts, attention and ability to the business of ESB and its subsidiaries and affiliates, shall faithfully and diligently perform the duties of his employment with ESB and its subsidiaries and affiliates, and shall take all reasonably necessary and appropriate actions to promote, develop and extend the business of ESB.

3.

Compensation.

3.1.

During the Employment Period and the Revised Employment Period, ESB agrees to pay the Executive, as compensation for his services under this Agreement, a salary at the annual rate of at least $100,000 per year.  The Executive’s salary shall be paid in accordance with ESB’s regular payroll practices.  The Board of Directors of ESB will consider increasing Executive’s salary under this Agreement on an annual basis, and may consider granting bonuses and other benefits to the Executive at such time or times, if any, as the Board may deem appropriate.

3.2.

Upon submission of appropriate invoices or vouchers as ESB shall specify, ESB shall pay or reimburse the Executive for all reasonable expenses incurred by the Executive in the performance of his duties hereunder in furtherance of the business, and in keeping with the policies of ESB and its subsidiaries and affiliates.

3.3.

The Executive shall be entitled to participate in any and all employee welfare benefit plans and employee pension benefit plans, as such terms are defined in Sections 3(1) and 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and such other employee benefit plans or programs and supplemental or excess benefit and/or incentive compensation plans as are made available to ESB’s management employees as in effect from time to time, to the extent that he may be eligible to do so under the applicable provisions of such plans (collectively, the “Benefit Plans”).

3.4.

The Executive shall be entitled to four (4) weeks vacation in each year of the Employment Period and the Revised Employment Period, such vacation to be taken at such time or times as Executive shall elect, and shall also be entitled to receive full compensation hereunder during any period of disability, subject to a limitation of twelve months of continued salary and benefits with respect to any single disability.  For purposes of this Section 3.4, the term “disability” shall have the meaning set forth in the group Long-Term Disability Plan of ESB maintained for management employees, or if such a plan is not maintained, the term “‘disability” shall mean the absence of the Executive from his duties with ESB as a result of incapacity due to mental or physical illness, which is determined to be total and permanent by a physician selected by ESB or its insurers and reasonably acceptable to the Executive or his legal representatives.

4.

Termination by Death.

If the Executive dies during the Employment Period or the Revised Employment Period, ESB’s obligations under this Agreement shall terminate immediately; provided, however, that ESB shall pay to the Executive’s designated beneficiary, if any, estate or legal representative, as the case may be, any salary or qualifying expenses accrued and unpaid as of the date of death, and, except as otherwise provided by then applicable law, if the Executive had previously terminated employment with ESB with continued salary payments for the remaining

Employment Period pursuant to Section 5 hereof, such payments shall continue to be made to the Executive’s designated beneficiary, if any, estate or legal representative, as the case may be; provided, further, that ESB shall also be obligated to continue to provide to the Executive’s family and dependents the benefits that would have been provided to them under the Benefit Plans (other than the tax-qualified plans) during the remaining Employment Period if the Executive had not died.

5.

Terminations.

5.1.

ESB’s Board of Directors may terminate the Executive’s employment with ESB at any time, but any such termination by the Board of Directors, other than termination for Cause (as hereinafter defined), shall not prejudice the Executive’s right to compensation and other benefits under this Agreement as set forth in this Section 5; provided, however, that all compensation and other benefits that would otherwise be payable under this Section 5 shall cease as of the date the Executive first violates any of the provisions of Sections 8, 9 or 10.1 hereof.  The Executive shall have no right to receive compensation or other benefits for any period after a Termination for “Cause,” which shall mean:

(a)

In the event of a termination for Cause prior to a Change in Control (as hereinafter defined), in the judgment of ESB’s Board of Directors, the Executive’s personal dishonesty; incompetence; willful misconduct; breach of fiduciary duty involving personal profit; intentional failure to perform stated duties; willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order; or material breach of any provision of this Agreement; and

(b)

In the event of a termination for Cause on or after a Change of Control (as hereinafter defined) termination because of the Executive’s personal dishonesty with respect to ESB, willful misconduct, conviction by a court of competent jurisdiction or entry of a plea of nolo contendere for an act by the Executive constituting a felony or material breach of any provision of this Agreement that is not cured within thirty days of written notice thereof from ESB.

(c)

For purposes of Subsection 5.1(b) of this Agreement (but not for Section 5.1(a) of the Agreement), no act or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of ESB.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors of ESB or based upon the written advice of counsel for ESB shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of ESB.  Following a Change in Control, the cessation of employment of the Executive shall not be deemed to be termination for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of at least 75% of the entire membership of the Board of Directors of ESB at a meeting of such Board called and held for such purpose (after reasonable notice is provided to the Executive, and the Executive is given an opportunity, together with counsel, to be heard before such Board meeting), finding that in the judgment of such Board that the Executive is guilty of the conduct described in this Section 5.1 as constituting Cause, and the Board specifies the particulars thereof in detail to the Executive.

5.2.

Except as otherwise provided by Section 12 hereof or as otherwise provided by then applicable law, in the event the Executive is terminated by ESB without Cause, he shall receive as termination pay, payable in the same installments and at the same time as his regular salary would have been paid hereunder, the greater of (i) one year’s salary at the then current rate of compensation or (ii) his then current salary for the remainder of the Employment Period.  Benefits to which the Executive is entitled in the event of termination without Cause under this Section 5.2 shall include continued coverage (and continued accrual of benefits as if the period of the termination pay were counted as credited service and the termination pay were counted as covered compensation) under all Benefit Plans for the period during which such termination pay is payable, to the same extent as if termination had not occurred.  In the event that applicable law does not permit continued coverage under any tax-qualified Benefit Plan during the period for which termination pay is payable, ESB shall provide economically equivalent benefits to the Executive on a non-qualified, supplemental or other basis to the extent permitted by then applicable law.

5.3.

Except as otherwise provided by Section 12 hereof or as otherwise provided by then applicable law, in the event of a Change of Control (as hereinafter defined), the Executive shall have the right, if he elects to do so within six months of the date of the Change in Control, to terminate his employment with ESB.  If the Executive so elects, his obligations under Section 2 of this Agreement shall cease, and the Executive will receive as termination pay, payable in the same amount and at the same time as his regular salary would have been paid hereunder, the greater of (i) one year’s salary at the then current rate of compensation or (ii) his then current salary for the remainder of the Employment Period.  If there is a Change of Control, any termination of the Executive’s employment with ESB under this Section 5.3 shall be deemed to be a termination without Cause for all purposes of this Agreement, and the Executive shall be entitled to continued coverage (and continued accrual of benefits as if the period of the termination pay were counted as credited service and the termination pay were counted as covered compensation) under all Benefit Plans for the period during which such termination pay is payable, to the same extent as if termination had not occurred.  In the event that applicable law does not permit continued coverage under any tax-qualified Benefit Plan during the period for which termination pay is payable, ESB shall provide economically equivalent benefits to the Executive on a non-qualified, supplemental or other basis to the extent permitted by then applicable law.

5.4.

For purposes of this Agreement, the term “Change in Control” shall mean any of the following events: (a) the reorganization, merger or consolidation of ESB with one or more other banks, savings banks, savings associations, other financial institutions, bank holding companies, savings and loan holding companies or other corporations other than a transaction following which at least 51% of the ownership interests of the institution resulting from such transaction are owned by persons who, immediately prior to such transaction, owned at least 51% of the outstanding voting shares of ESB, (b) the acquisition of substantially all of the assets of ESB by an entity (including without limitation an individual or a group of individuals) more than 50% of the ownership interests of which are owned by persons who immediately prior to such transaction owned less than 50% of the outstanding voting power of ESB; or (c) the occurrence of any event if, immediately following such event, at least 50% of the members of the Board of Directors of ESB do not belong to any of the following groups; (i) individuals who were members of such Board on the date of this Agreement; or (ii) individuals who first became members of such Board after the date of this Agreement either: (A) upon election to serve as a member of such Board by affirmative vote of a majority of the members of such Board, or a nominating committee thereof, in office at the time of such first election; or (B) upon election by ESB stockholders to serve as a member of such Board, but only if nominated for election by affirmative vote of a majority of the members of such Board, or a nominating committee thereof, in office at the time of such first nomination.

5.5.

Except as otherwise provided by Section 12 hereof or as otherwise provided by then applicable law, in the event of a termination of the Executive’s employment in connection with a Change of Control, the Executive shall have the right within thirty days following the Change of Control, upon the surrender of stock options, stock or phantom stock rights (collectively, “Stock Rights”) issued to the Executive under any stock option or rights plan or program maintained by, or covering employees of, ESB or its subsidiaries and affiliates, a lump sum payment equal to the product of:

(a)

The excess of (i) the fair market value of shares of stock of the same class as the stock subject to the option or appreciation right, determined as of the date of termination of employment as a result of the Change of Control, over (ii) the exercise price per share for such option or appreciation right, as specified in or under the relevant plan or program; multiplied by

(b)

The number of shares with respect to which options or appreciation rights are being surrendered.

For purposes of this Section 5.5, for purposes of determining the Executive’s right following a Change of Control to exercise any Stock Rights not surrendered pursuant hereto and except as otherwise provided by Section 12 hereof or as otherwise provided by then applicable law, Executive shall be deemed to be fully vested in and entitled to exercise all Stock Rights under any stock option or rights plan or program maintained by, or covering employees of, ESB or its subsidiaries, even if the Executive is not so vested or entitled to then exercise such rights under such plan or program.

5.6.

The Executive shall have the right to voluntarily resign his position (a “Voluntary Termination”) on at least ninety (90) days prior written notice to the Board of Directors, which such notice shall specify the intended effective date.  In addition, Executive shall be deemed to have effected a Voluntary Termination upon reaching age seventy-two (72). Upon a Voluntary Termination, Executive shall be entitled to receive his pro-rated compensation and benefits earned hereunder through the effective date of such termination.

5.7.

Notwithstanding anything to the contrary set forth in this Section 5 or otherwise in this Agreement, if at any time the Executive is suspended and/or temporarily prohibited from participating in the conduct of ESB’s affairs by notice served under or pursuant to then applicable law, including under or pursuant to the relevant provisions of the Federal Deposit Insurance Act, as amended, (the “FDIA”) ESB’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, ESB may, in its discretion, (i) pay to the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended; and (ii) reinstate in whole or in part any of its obligations that were suspended.  Moreover, notwithstanding anything to the contrary set forth in this Section 5 or otherwise in this Agreement, if the Executive is removed and/or permanently prohibited from participating in the conduct of ESB’s affairs by an order issued under or pursuant to then applicable law, including under the relevant provisions of the FDIA, the Executive shall be deemed to have been terminated for Cause, and all obligations of ESB under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

6.

Indemnification and Attorney’s Fees.

To the extent permitted by then applicable law and ESB’s Articles of Association, ESB shall, on or after the date of a Change of Control, indemnify, hold harmless and defend the Executive from and against reasonable costs, including reasonable legal fees, costs and expenses, incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved, as a result of his efforts, in good faith, to defend or enforce the terms of this Agreement.

7.

Excise Tax.

7.1.

This Section 7 shall apply if at the relevant date and during the six-month period ending on the relevant date, ESB were in compliance with all applicable minimum capital requirements, if any, imposed upon ESB by federal regulatory authorities, taking into account any phase-in period, grandfather rights or similar provisions that are applicable.  For purposes of the preceding sentence, the term “relevant date” shall mean the day before the date on which the change “in the ownership or effective control” or the change “in the ownership of a substantial portion of the assets” of ESB occurs, as the case may be, within the meaning of section 280G of the Code.  If the Section 7 applies, then if, for any taxable year, Executive shall be liable for the payment of an excise tax under Section 4999 of the Code, with respect to any payment of money or property made by ESB or its subsidiaries, or compensation provided by ESB or its subsidiaries, ESB shall, in addition to every other payment or benefit provided under this Agreement, pay to Executive an amount determined under the following formula:

X =     E x P

1 - [(Fl x (1 - SLI)) + SLI + E]

Where X = the amount to be paid to Executive; E = the rate at which the excise tax is assessed under Section 4999 of the Code; P = the amount with respect to which such excise tax is assessed; F1 = the highest marginal rate of income tax applicable to the Executive under the

Code for the taxable year in question; and SLI = the sum of the highest marginal rates of income tax applicable to the Executive under applicable state and local laws for the taxable year in question.  With respect to any payment that is required to be made to the Executive under the terms of this Agreement (other than under this Section 7) on which an excise tax under Section 4999 of the Code will be assessed (“Parachute Payment”), the payment determined under this Section 7 shall be made to the Executive no later than the date such Parachute Payment is paid to the Executive.

7.2.

Notwithstanding anything in the Section 7 to the contrary, in the event that the Executive’s liability for the excise tax under Section 4999 of the Code for a taxable year is subsequently determined to be different than the amount determined by the formula (X + P) x E, where X, P and E have the meanings set forth in Section 7.1, the Executive or ESB, as the case may be, shall pay to the other party at the time that the amount of such excise tax is finally determined, an appropriate amount, plus interest, such that the payment made under Section 7.1, when increased by the amount of the payment made to the Executive under Section 7.2 by ESB, or when reduced by the amount of the payment made to ESB under this Section 7.2 by the Executive, equals the amount that, it is finally determined should have been properly been paid to the Executive under Section 7.1.  The interest to be paid under this Section 7 shall be determined at the rate provided under this Section 1274(b)(2)(B) of the Code.  For purposes of determining the amount, if any, payable to him under this Section 7, the Executive shall furnish to ESB a copy of each tax return which reflects a liability for an excise tax payment under Section 4999 of the Code with respect to a payment made by ESB or its subsidiaries, at least twenty days before the date on which such return is required to be filed with the Internal Revenue Service.

8.

Confidentiality.

The Executive expressly recognizes that all persons dealing with ESB expect that their confidence will be respected and that information with respect to such persons’ affairs will not be improperly divulged.  Moreover, ESB expects that matters concerning ESB and its business will be kept in strict confidence regardless of the source or origin of information reaching the Executive.  This obligation of confidentiality shall be continuing and shall survive any termination of the Executive’s employment with ESB, whether voluntary or involuntary.

9.

 Noncompetition.

9.1.

    All payments and benefits to the Executive under this Agreement shall be subject to the Executive’s compliance with Sections 9.2, 9.3 and 9.4.

9.2.

    The Executive shall, upon reasonable notice, furnish such information and assistance to ESB as may reasonably be required by ESB in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party other than litigation in which the Executive or his family is a party.

9.3.

    The Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of ESB and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of ESB.  The Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of ESB or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever (except for such disclosure as may be required to be provided to the Office of the Comptroller of the Currency (“OCC”), the Federal Deposit Insurance Corporation (“FDIC”), or other bank regulatory agency with jurisdiction over ESB or the Executive).  Notwithstanding the foregoing, the Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of ESB, and the Executive may disclose any information regarding ESB which is otherwise publicly available or which the Executive is otherwise legally required to disclose.  In the event of a breach or threatened breach by the Executive of the provisions of this Section 9, ESB will be entitled to an injunction restraining the Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of ESB or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed.  Nothing herein will be construed as prohibiting ESB from pursuing any other remedies available to ESB for such breach or threatened breach, including the recovery of damages from the Executive.

9.4     Upon any termination of the Executive’s employment hereunder pursuant to Section 5 of this Agreement, the Executive agrees not to compete with ESB for a period of one (1) year following such termination in any city, town or county in which ESB has an office or has filed an application for regulatory approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board.  The Executive agrees that during such period and within said cities, towns and counties, the Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of ESB.  The parties hereto, recognizing that irreparable injury will result to ESB, its business and property in the event of the Executive’s breach of this Section 9.4, agree that in the event of any such breach by the Executive, ESB will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by the Executive, the Executive’s partners, agents, servants, employers, employees and all persons acting for or with the Executive.  The Executive represents and admits that the Executive’s experience and capabilities are such that the Executive can obtain employment in a business engaged in other lines and/or of a different nature than ESB, and that the enforcement of a remedy by way of injunction will not prevent the Executive from earning a livelihood.  Nothing herein will be construed as prohibiting ESB from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Executive.

10.

Business Materials, Covenant to Report.

10.1.

All confidential written materials, records and documents made by the Executive or coming into his possession concerning the business or affairs of ESB or its subsidiaries and affiliates shall be the sole property of ESB and its subsidiaries and affiliates, and, upon the termination of his employment with ESB or upon the request of ESB or any of its subsidiaries or affiliates at any time, the Executive shall promptly deliver the same to ESB or its subsidiaries or affiliate and shall retain no copies thereof.

10.2.

Prior to any termination of employment hereunder, the Executive agrees to render to ESB its subsidiaries and affiliates such reports of the activities undertaken by the Executive or conducted under the Executive’s direction pursuant thereto during the Employment Period as ESB and/or its subsidiaries and affiliates may reasonably request.

11.

Keyman Life Insurance.

ESB shall have the right to obtain and hold a “keyman” life insurance policy on the life of the Executive with ESB as beneficiary of the policy.  The Executive agrees to provide any information reasonably required for the issuance of such policy and to submit himself to any physical examination reasonably required for such policy.

12.

Regulatory Restrictions.

The parties understand and agree that at the time any payment would otherwise be made or benefit provided under Section 5 under this Agreement, depending on the facts and circumstances existing at such time, the satisfaction of such obligations by ESB may be deemed by a regulatory authority to be illegal, an unsafe or unsound banking practice, or for some other reason not properly due or payable by ESB in accordance with rules and regulations promulgated by the Federal Deposit Insurance Corporation or otherwise.  ESB agrees that to the extent reasonably feasible, it will in good faith seek to determine the position of the appropriate regulatory authority in advance of each payment or benefit otherwise due under Section 5 hereof, including seeking the approval or acquiescence of the appropriate regulatory authorities, if required.  The parties understand, acknowledge and agree that, notwithstanding any other provision of this Agreement, ESB shall not be obligated to make any payment or provide any benefit under Section 5 of this Agreement where (i) an appropriate regulatory authority does not approve or acquiesce as required, or (ii) ESB has been informed by a representative of the appropriate regulatory authority that it is the position of such regulatory authority that making such payment or providing such benefit would constitute an unsafe and unsound banking practice, violate a written agreement with the regulatory authority, violate an applicable rule or regulation, or would cause the representative of the regulatory authority to recommend enforcement action against ESB.

13.

Binding Effect: Benefits.

This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs and legal representatives, as well as to any and all of ESB affiliates and direct and indirect subsidiaries.  Insofar as the Executive is concerned, this Agreement, being personal, cannot be assigned.  The Executive shall, consistent with the terms of this Agreement, be required to provide services to any and all of ESB affiliates and direct and indirect subsidiaries as he may be directed by ESB.

14.

Notices.

All notices and other communications which are required or permitted hereunder shall be in writing and shall be sufficient if delivered or wailed by registered or certified mail, postage prepaid, return receipt requested to the following addresses or such other address as any party hereto shall have specified by notice in writing to the other party hereto:

If to the Executive:

Arthur Budich

Conklin Road

Monroe, New York 10950

If to ESB:

Empire State Bank, NA

68 North Plank Road

Newburgh, NY 12550

All such notices and communications shall be deemed to have been received on the date of delivery thereof or the fifth business day after the mailing thereof in accordance with this Agreement, whichever is earlier.

15.

Entire Agreement.

This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supercedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof.

16.

Amendments and Waivers

This Agreement may not be modified or amended except by an instrument or instruments in writing which specifically references this Agreement and which is signed by the party against whom enforcement of any such modifications or amendment is sought.  The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

17.

Section and Other Headings.

The section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to control or affect the meaning or construction of any provision of this Agreement.

18.

Severability.

If any term or provision of the Agreement is held or deemed to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, this Agreement shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

19.

Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to product or account for any other counterpart.

20.

Interpretation.

The terms defined in the Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and words of any gender shall include each other gender where appropriate.

21.

Tax Withholding.

ESB may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to applicable law or regulation.

22.

Applicable Law.

Except to the extent governed by the laws of the United States, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

EMPIRE STATE BANK, NA

/s/ Michael Oslow

By: Michael P. Ostrow

Chairman

Compensation and Nominating Committee

/s/ Arthur Budich

Arthur Budich